Exhibit 10.1

TENNECO INC. ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2018)

1. Purpose. Tenneco Inc., a Delaware corporation (together with its successors and assigns, the “Company”), has established the Tenneco Inc. Annual Incentive Plan (the “Plan”), effective for periods beginning on and after January 1, 2018, to aid it in attracting, retaining, motivating and rewarding employees of the Company and its Affiliates (as defined herein) by providing for a cash bonus program that will serve as an incentive to foster a culture of performance and ownership, promote employee accountability, and to reward continuing improvements in stockholder value with an opportunity to participate in a portion of the wealth created.

2. Definitions. Capitalized terms used herein shall have the following meanings:

(a)	“Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Plan, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.

(b)	“Administrator” means the Board or the Committee. The term Administrator shall include, with respect to any authority delegated to them pursuant to the Plan, officers of the Company to whom the Board or the Committee may from time to time delegate authority hereunder as provided in subsection 3(d).

(c)	“AIP Bonus” means the amount of the annual bonus for a given Performance Year payable to a Participant, as determined by the Administrator in accordance with the AIP Bonus Formula and in accordance with the terms and conditions of the Plan and the Bonus Formula Methodology approved by the Administrator for the applicable Performance Year. An AIP Bonus is not payable to a Participant until it is earned and vested in accordance with the terms of the Plan.

(d)	“AIP Bonus Formula” means, for a Performance Year, the methodology to be used to calculate the AIP Bonus for each Participant, as set forth in the Bonus Formula Methodology for such Performance Year. Application of the AIP Bonus Formula in the calculation of any AIP Bonus shall be subject to the terms and conditions of the Plan and the Bonus Formula Methodology for the applicable Performance Year.

(e)	“AIP Target Bonus Opportunity” means an amount (specified as such or determined pursuant to a formula) and denominated in local currency that a Participant potentially may earn as an AIP Bonus in respect of a specified Performance Year at the targeted level of Performance. An AIP Target Bonus Opportunity constitutes only a conditional right to receive an AIP Bonus and does not guarantee receipt of an AIP Bonus or any level of AIP Bonus based on Performance or otherwise.

(f)	“Authorized Leave” means an authorized leave of absence determined in accordance with the human resource policies and procedures of the Company or its applicable Affiliate.

(g)	“Board” means the Company’s Board of Directors.

(h)	“Bonus Formula Methodology” means, for any Performance Year, the methodology to be used to calculate the AIP Bonus for each Participant, as approved by the Administrator for such Performance Year.

(i)	“Cause” means the Participant’s (i) commission of an act of fraud, embezzlement or theft in connection with the Participant’s employment, (ii) commission of intentional wrongful damage to property of the Company or an Affiliate, (iii) failure to perform the material duties of employment after receipt of written notice from the Company or an Affiliate, or (iv) conviction of a felony (or plea of guilty or nolo contendere with respect thereto).

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Committee” means the Compensation/Nominating/Governance Committee of the Board and any successor committee of the Board thereto or, in the absence of such a committee or at the Board’s discretion, the full Board.

(l)	“Company” has the meaning set forth in Section 1.

(m)	“Completion Multiple” means (i) in the case of a Participant whose Termination Year occurs during a Performance Year, a fraction, the numerator of which shall equal the total number of calendar days during the Termination Year during which the Participant was employed by and actively at work for the Company and its Affiliates on or prior to his or her Termination Date, and the denominator of which shall be 365 (366 if the Termination Year is a leap year), (ii) in the case of a Participant who was on an Authorized Leave during a Performance Year, a fraction, the numerator of which shall equal the total number of calendar days that Performance Year during which the Participant was employed by and actively at work for the Company or its Affiliates and was not on an Authorized Leave, and the denominator of which shall be 365 (366 if the Performance Year is a leap year), and (iii) in the case of a Participant who ceases to be an Eligible Employee on or prior to the last day of a Performance Year (but whose Termination Date has not occurred), a fraction, the numerator of which shall equal the total number of calendar days during the Performance Year during which the Participant was an Eligible Employee and a Participant in the Plan, and the denominator of which shall be 365 (366 if the Performance Year is a leap year). The provisions of clauses (i), (ii) and (ii) are to be applied in addition to, and not in limitation of, each other. Notwithstanding the foregoing, the Company, in its discretion, may apply an alternative method of proration that approximates the foregoing proration, such as payroll periods or months.

(n)

“Disability” means an event that results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Affiliates.

(o)	“Eligible Employee” means any salaried employee of the Company or an Affiliate.

(p)	“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(q)	“Participant” means, for a Performance Year, an Eligible Employee who has been granted an AIP Target Bonus Opportunity under the Plan for the Performance Year. An individual whose AIP Bonus under the Plan for a Performance Year is earned and vested but remains outstanding shall also be a Participant solely with respect to such earned and vested AIP Bonus.

(r)	“Payment Date” means the date on which the AIP Bonus for a Performance Year is paid to a Participant, which date shall be in the calendar year following the last day of the Performance Year and as soon as practicable after the Administrator determines the amount of the AIP Bonuses payable to Participants but no later than two and one-half (2-1/2) months following the end of the Performance Year to which the AIP Bonus relates.

(s)	“Performance” means the extent to which the performance targets (including, if applicable, percentage levels of performance) and other components of the AIP Bonus Formula have been achieved for a Performance Year.

(t)	“Performance Year” means the Company’s fiscal year or portion thereof specified by the Administrator as the period over which Performance is to be measured pursuant to the AIP Bonus Formula for that period. Unless otherwise specified by the Administrator, the Performance Year shall be the calendar year.

(u)	“PIP” means a performance improvement plan, as may be in effect from time to time, or similar probationary performance period instituted by the Company or any Affiliate.

(v)	“Plan” has the meaning set forth in Section 1.

(w)	“Retirement” means the Participant’s termination of employment with the Company and its Affiliates, other than termination by the Company and its Affiliates for cause, which shall include the failure to meet the obligations required by the individual’s position (as determined in the reasonable discretion of the Committee), after the date on which the Participant attains (i) age 65 or (ii) age 55 and has completed at least 10 years of service with the Company and its Affiliates.

(x)	“Section 409A” has the meaning set forth in Section 9.

(y)	“Termination Date” means the date on which the Participant’s employment with the Company and its Affiliates terminates for any reason. A transfer of a Participant’s employment between and among the Company or an Affiliate shall not be deemed to constitute a termination of employment for purposes of the Plan.

(z)	“Termination Year” means the Performance Year in which the Participant’s Termination Date occurs.

3. Administration.

(a)	Authority of the Administrator. The Plan shall be administered by the Administrator, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to:

(i)	select, or determine the method of selecting, Eligible Employees who will receive the grant of an AIP Target Bonus Opportunity under the Plan for a Performance Year (and thereby become a Participant in the Plan for such Performance Year);

(ii)	establish the AIP Bonus Formula for a Performance Year;

(iii)	grant AIP Target Bonus Opportunities to Participants and determine the amount of AIP Bonuses to be paid under the Plan for any period;

(iv)	modify the AIP Bonus Formula, any AIP Target Bonus Opportunity or, prior to the date on which it is earned and vested, any AIP Bonus otherwise payable under the Plan, whether based on the AIP Bonus Formula, Performance or otherwise, including decreasing such amounts as described herein;

(v)	adopt such rules, regulations and guidelines for interpreting, implementing and administering the Plan as it deems necessary or proper;

(vi)	conclusively construe and interpret the Plan documents and correct defects, supply omissions or reconcile inconsistencies therein;

(vii)	employ attorneys, consultants, accountants, and other persons in connection with the administration of the Plan; and

(viii)	make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the Plan.

(b)	Binding Effect of Administrator Actions. All actions taken and all interpretations and determinations made by the Administrator with respect to the Plan shall be final and binding upon the Participants, the Company and all other interested persons.

(c)	Manner of Exercise Administrator Authority. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator.

(d)	Delegation of Authority. The Administrator may delegate to one or more officers or managers of the Company or an Affiliate, or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including administrative functions, as the Administrator may determine, to the extent that such delegation is permitted under the applicable provisions of the Delaware General Corporation Law and the provisions of the Plan.

(e)	Limitation of Liability. Each person acting in their capacity as Administrator, and each person acting pursuant to authority delegated by the Administrator, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliates, or the Company’s independent auditors, consultants or other agents assisting in the administration of the Plan. Each person acting as the Administrator or pursuant to authority delegated by the Administrator, and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator or a delegate, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law and the Company’s By-Laws, be fully indemnified and protected by the Company with respect to any such action or determination.

(f)	Local Laws and Rules. Without limiting the generality of the duties and authorities granted to the Administrator under the Plan, the Administrator may establish rules and regulations for grants of AIP Target Bonus Opportunities and AIP Bonuses to nationals of countries other than the United States that may differ from the rules and regulations for grants of AIP Target Bonus Opportunities and AIP Bonuses to other persons if, in the judgment of the Administrator, such differences are necessary or desirable to foster and promote achievement of the purposes of the Plan (including compliance with provisions of laws in other countries or jurisdictions in which the Company or an Affiliate operates or in which a Participant is employed or performs services).

(g)

Adjustment to Payments. Notwithstanding anything to the contrary contained herein, the Administrator shall have the authority to change the AIP Target Bonus Opportunity of any Participant based upon the recommendation of the Participant’s manager or any of his or her direct or indirect supervisors (including, without limitation, the Chief Executive Officer). The Company retains the right to withhold any payment amounts determined hereunder (whether or not such amounts are earned and vested) from any Participant who violates any Company policy and to treat such withheld payments as forfeited by the Participant. Notwithstanding any other provision of the Plan or the applicable Bonus Formula Methodology for any Performance Year to the contrary, the Administrator may, in its sole and absolute discretion, adjust the amount of an AIP Target Bonus Opportunity or amend or cancel an AIP Bonus, in either case prior to the date on which the AIP Bonus is earned and vested; provided, however, that in no event shall the amount of a Participant’s AIP Bonus for any Performance Year exceed the Maximum Amount, if any, set forth in the Bonus Formula Methodology for the applicable Performance Year. In addition, the Administrator, in its sole and absolute discretion, is authorized to make adjustments in the terms and conditions of, and the performance targets and other criteria included in, the AIP Bonus Formula.

4. Participation. The Administrator, in its sole and absolute discretion, may select any Eligible Employees to participate in the Plan for a specified Performance Year, which Eligible Employees so selected will be “Participants” for such Performance Year. An Eligible Employee who is not selected to participate in the Plan for a specified Performance Year shall not be entitled to any AIP Bonus under the Plan for such Performance Year and shall not be a Participant for such Performance Year. Unless otherwise provided by the Administrator, any Eligible Employee who has been selected for participation in the Plan for a Performance Year shall become a Participant as of the first day of such Performance Year; provided, however, that if an individual who is selected for participation is not an Eligible Employee as of the first day of the Performance Year, such individual shall become a Participant on the date specified by the Administrator (but in no event prior to the date on which such individual is an Eligible Employee). An individual whose employment with the Company or an Affiliate commences, or an individual who otherwise becomes an Eligible Employee, after September 30 of any Performance Year shall not be eligible to be a Participant for that Performance Year.

5. Establishment of AIP Bonus Formula and AIP Target Bonus Opportunities.

(a)	Establishment of AIP Bonus Formula. Within the first ninety (90) days of the Performance Year, the Administrator shall establish the AIP Bonus Formula for the Performance Year.

(b)	Establishment of AIP Target Bonus Opportunities. For each Performance Year, the Administrator shall designate, for each Participant, such Participant’s AIP Target Bonus Opportunity. AIP Target Bonus Opportunities will be denominated in cash and all AIP Bonuses will be payable in cash.

(c)	Newly Eligible Participants. In the case of an Eligible Employee who becomes a Participant after the beginning of a Performance Year, the Administrator shall designate, prior to the date on which such Eligible Employee becomes a Participant, such individual’s AIP Target Bonus Opportunity for the portion of the Performance Year remaining after he or she becomes a Participant.

(d)	Written Determinations. Determinations by the Administrator under this Section 5, including AIP Target Bonus Opportunities for each Participant, the level of Performance for the Performance Year and the amount of the AIP Bonus for each Participant shall be recorded in writing as determined in such form as the Administrator may determine.

6. Determination of AIP Bonus; Earning and Payment of AIP Bonus.

(a)	Determination of AIP Bonus. As soon as practicable after the end of the Performance Year and prior to the Payment Date, the Administrator shall determine the amount of the AIP Bonus to be paid to each Participant for the Performance Year. Subject to the terms and conditions of the Plan, the AIP Bonuses shall be determined in accordance with the AIP Bonus Formula for the Performance Year. Unless otherwise specifically provided in the Plan or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the AIP Bonus shall be earned and vested upon the Payment Date and only with respect to a Participant who remains actively employed by the Company or an Affiliate on the Payment Date, unless otherwise required by applicable law.

(b)	Determination of AIP Bonus—Leaves of Absence. If, during any Performance Year, a Participant is on an Authorized Leave, (i) the Participant’s AIP Bonus for the Performance Year shall be equal to the amount of the AIP Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 5 and subsection 6(a)) had he or she not been on an Authorized Leave during such Performance Year, as applicable, multiplied by the Completion Multiple.

(c)	Determination of AIP Bonus—Ineligibility During Performance Year. If an Eligible Employee is a Participant in the Plan for a Performance Year and, during such Performance Year, he or she ceases to be an Eligible Employee (other than as a result of his or her Termination Date and other than as a result of an Authorized Leave), the Participant’s AIP Bonus for the Performance Year shall be equal to the amount of the AIP Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 5 and subsection 6(a)), multiplied by the Completion Multiple.

(d)	Payment of AIP Bonus. Any AIP Bonus for a Performance Year shall be paid by the Company, or the Affiliate that employs the Participant, which payment shall be made no later than the Payment Date for such Performance Year. Except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, if a Participant’s Termination Date occurs prior to the Payment Date for any Performance Year, the Participant shall not be entitled to payment of an AIP Bonus for such Performance Year (including the AIP Bonus for any completed Performance Year for which the Payment Date has not yet occurred) and the Participant shall have no further rights under the Plan.

(e)	Special Rules for Death, Retirement or Disability. Notwithstanding the provisions of subsection 6(a) or 6(d), except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, in the event that a Participant’s Termination Date occurs due to his or her death, Retirement or Disability:

(i)	the Participant’s AIP Bonus for the Termination Year shall be equal to the amount of the AIP Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 5 and subsection 6(a)) had his or her Termination Date not occurred prior to the Payment Date for the Termination Year, multiplied by the Completion Multiple;

(ii)	if the Termination Date occurs after the end of a Performance Year and prior to the Payment Date for such Performance Year, the Participant’s AIP Bonus for such Performance Year shall be equal to the amount of the AIP Bonus for such prior Performance Year (determined in accordance with Section 5 and subsection 6(a)); and

(iii)	notwithstanding that the Participant’s Termination Date occurs prior to the Payment Date for the applicable Performance Year, the Participant shall be entitled to payment of the AIP Bonus described under paragraph (i) and/or (ii), such AIP Bonuses shall be earned and vested as of the Termination Date and such AIP Bonuses shall be paid as of the Payment Date for the applicable Performance Year with respect to Participants whose Termination Date has not occurred.

(f)	Determination of AIP Bonus—PIPs and Low Performance Ratings. If, during any Performance Year, a Participant is subject to a PIP or receives a low performance rating, the Participant shall be paid an AIP Bonus in such amount, if any, as determined by the Company.

7. General Provisions.

(a)	No Right to Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its Affiliates, nor shall it interfere in any way with the right and power of the Company or any of its Affiliates to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.

(b)	Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

(c)	Plan Not Funded; No Guarantee. The Plan shall be unfunded. Neither the Company nor any of its Affiliates shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any AIP Bonus hereunder. Participation in the Plan is not a guarantee that any amounts will be paid under the Plan. Participation in the Plan is a privilege, not a right, and each individual Participant’s participation in the Plan is subject to review from time to time at the discretion of the Company. Receipt of an AIP Bonus in any one year does not guarantee receipt of an AIP Bonus under the Plan in any other year.

(d)	Reports. The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding the Plan as may be required by any applicable law.

(e)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles.

(f)	Nonexclusively of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as any of them may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.

(g)	Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.

(h)	Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the persons who were Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this subsection 7(h) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(i)	Tax Withholding. The Company and its Affiliates shall deduct from any payment of a Participant’s AIP Bonus or from any other payment to the Participant, including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the AIP Bonus or other payment or as determined by the Administrator to be appropriate under a program for withholding.

(j)	Non-Transferability. An AIP Target Bonus Opportunity, any resulting AIP Bonus and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.

(k)	Heirs and Successors. If any benefits deliverable to the Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercisable and distributed, as applicable, to the legal representative of the estate of the Participant.

(l)	Recoupment. AIP Bonuses shall be subject to any then-applicable policy of the Company relating to forfeiture or recoupment of incentive awards to employees.

(m)	Action by Company. Unless otherwise specified herein, any action required or permitted to be taken by the Company hereunder shall be by an officer of the Company or such other person authorized by the Board; provided, however, that in no event shall any officer be permitted to take any action on behalf of the Company with respect to himself or herself.

8. Amendment and Termination. The Board or the Committee may, at any time, amend, alter, suspend, discontinue or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to an AIP Bonus that has been earned and vested in accordance with the terms of the Plan.

9. Section 409A. It is the intent of the Company that all AIP Bonuses under the Plan be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”). The provisions of the Plan shall be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends that the Plan be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Administrator represents or warrants that the Plan will comply with Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes or penalties pursuant to Section 409A. Without limiting the generality of the foregoing:

(a)

Time and Form of Payment. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service).

The determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(b)	Prohibition on Acceleration of Payments. Except as otherwise permitted under Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan shall not be accelerated.